EXHIBIT 28
                                 NEWS RELEASE

FOR IMMEDIATE RELEASE

                      COMMUNITY BANK SYSTEM, INC. ADOPTS
                      STOCKHOLDER PROTECTION RIGHTS PLAN

     SYRACUSE, NY, February 21, 1995 -- The Board of Directors of Community Bank System, Inc. ("CBSI") today adopted a Stockholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Community Bank System, Inc. Common Stock. The dividend will be paid on February 24, 1995 to stockholders of record on February 21, 1995.

     A Stockholder Protection Rights Plan is a dividend of rights to existing stockholders to acquire stock of the company and is designed to protect the company and its stockholders against abusive takeover attempts and tactics. In essence, the Rights Plan would operate to dilute the interests of an entity attempting to take control of the company if the attempt is not deemed by the Board of Directors to be in the best interest of the stockholders. If the Board of Directors of the company has determined that the offer is in the best interest of the stockholders, the stock rights may be redeemed for nominal value, allowing the entity to acquire control of the company. Adoption of the Rights Plan does not in any way lessen the Board's duties to consider in good faith any offer for the company. Stockholder rights plans have been adopted by well over a thousand public

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companies. Adoption of a rights plan provides a flexibility and negotiating capacity to respond to any offers that may be made in the future for a substantial amount of the company's stock.

     Until a person or group acquires 15% or more of CBSI's Common Stock or commences a tender offer that will result in such person or group owning 15% or more of CBSI's Common Stock, the Rights will be evidenced by the Common Stock Certificates, will automatically trade with the Common Stock, and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase one share of Common Stock for an exercise price of $85.00.

     If any person or group acquires 15% or more of CBSI's Common Stock, then each Right (other than Rights beneficially owned by holders of 15% or more of the Common Stock or transferees thereof, which Rights become void), will entitle its holder to purchase, for the exercise price, a number of shares of CBSI Common Stock having a market value of twice the exercise price. Also, if CBSI is involved in a merger or sells more than 50% of its assets or earning power or is involved with an owner of 15% or more of the Common Stock in certain "self-dealing" transactions, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the acquiring company having a market value of twice the exercise price. If any person or group acquires between 15% and 50% of CBSI's Common Stock, CBSI's Board of Directors may, at its option, exchange one share of CBSI Common Stock for each Right.


     The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the day when any person or group acquires 15% or more of CBSI's Common Stock (the "Flip-in

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Date").

     Sanford A. Belden, President and Chief Executive Officer of CBSI, stated that, "the Rights Plan is not intended to and will not prevent a takeover of CBSI. The Rights, however, may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interest of the Company and its stockholders on or prior to the Flip-in Date, because the Rights can be redeemed before the consummation of such transaction."

     The Rights Plan does not in any way weaken CBSI's financial strength or interfere with its business plans. The issuance of the Rights have no dilutive effect, will not affect reported earnings per share, is not taxable to CBSI or its stockholders, and will not change the way in which CBSI shares are traded.

     A letter to stockholders regarding the Rights Plan and a summary of certain terms of the Rights Plan will be mailed to stockholders.

     CBSI is a publicly held company whose shares are listed on the Nasdaq National Market under the ticker symbol CBSI. CBSI is a bank holding company whose sole banking subsidiary is Community Bank, National Association ("Community Bank"). Community Bank is a full-service commercial bank providing banking services through its two regional offices in Canton, New York and Olean, New York, as well as through 36 banking offices in the counties of

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St. Lawrence, Jefferson, Lewis, Seneca, Ontario, Oswego, Cattaraugus,
Tioga and Steuben. As of December 31, 1994, CBSI had consolidated assets and deposits of $915,501,000 and $679,637,000, respectively. CBSI's net income for the year ended December 31, 1994 was $10,109,000.

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